EXHIBIT 16.1

Business Advisors & Certified Public Accountants

October 2, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Alliance Healthcard, Inc. Form 8-K dated October 1 , 2007, and have the following comments:

1.	We have no basis on which to agree or disagree with the first paragraph.

2.	We agree with the comments in the second paragraph.

3.	We have no basis on which to agree or disagree with the first sentence of the third paragraph. We agree with the comment on the second sentence of the third paragraph.

4.	We agree with the comments in the fourth paragraph.

Yours truly,

99 West Paces Ferry Road, NW • Atlanta, Georgia 30305 • 404. 365.1400 • Fax 404.365.1410 • mrhllp.com